EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

China Biologic Products Holdings, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-151263) on Form S-8 (as amended by Post-Effective Amendment No. 1) of China Biologic Products Holdings, Inc. (the “Company”) of our reports dated March 12, 2020, with respect to the consolidated balance sheets of the Company as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2019 and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 20-F of the Company.

Our report on the consolidated financial statements refers to changes in the Company’s method of accounting for revenue recognition in 2018 due to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, and accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended.

/s/ KPMG Huazhen LLP

Beijing, China
March 12, 2020